Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tattooed Chef, Inc.

Paramount, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2020, relating to the consolidated financial statements of Myjojo, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

November 17, 2020